                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
        Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-21707

                           Fort Brooke Bancorporation
                           --------------------------
             (Exact name of registrant as specified in its charter)

                  510 Vonderburg Drive, Brandon, Florida 33511
                                 (813) 685-2000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.001 par value per share
                    ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty of file reports:

Rule 12g-4(a)(1)(i) [ X ]                  Rule 12g-4(a)(2)(ii) [   ]                Rule 12h-3(b)(2)(i) [   ]
Rule 12g-4(a)(1)(ii)[   ]                  Rule 12h-3(b)(1)(i)  [ X ]                Rule 12h-3(b)(2)(ii)[   ]
Rule 23g-4(a)(2)(i) [   ]                  Rule 12h-3(b)(1)(ii) [   ]                Rule 15d-6 [   ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirement of the Securities Exchange Act of 1934, Fort Brooke Bancorporation, acting through its successor by merger, The Colonial BancGroup, Inc. (Commission file number 1-13508), has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 28, 1997                      The Colonial BancGroup, Inc.
                                           (successor by merger)



                                           /s/ W. Flake Oakley
                                           ------------------------------------
                                           W. Flake Oakley
                                           Chief Financial Officer